Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2004, relating to the financial statements and financial highlights which appear in the July 31, 2004 Annual Report to Shareholders of the Optimum Q-All Cap Core Fund, Optimum Q-Balanced Growth Fund and Optimum Q-Capital Conservation Fund (now designated the MDT All Cap Core Fund, MDT Balanced Growth Fund and MDT Short-Term Bond Fund, respectively, hereafter referred to as the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, MA
August 25, 2005